MITEK         Exhibit 10.30

To:    David Lyle
From:    Max Carnecchia
RE:     Chief Financial Officer Appointment
Date:    December 1, 2023

We are very pleased to offer you the following role with Mitek Systems (the “Company” or “Mitek”) and it is our hope that you will become a part of the leadership team of our exciting and innovative organization. The following will confirm the terms of our offer of employment to you.
Position/Location: You will assume the role of Mitek’s Senior Vice President and Chief Financial Officer. In this role you will report directly to Max Carnecchia, Chief Executive Officer. Your principal place of employment shall be proximate to our San Diego, California headquarters office.
Start Date: As mutually agreed, anticipated to be January 2, 2024
Compensation: Your compensation in the above position will include an annual target compensation of $701,250. This amount will include a base salary of $425,000.00 paid semi-monthly in the amount of $17,708.33, less applicable withholding, and in accordance with the Company’s 24 regular payroll periods. In addition, you will have the opportunity to participate in our annual Management Incentive Plan designed to allow you to earn an additional 65% of your base salary upon reaching established corporate financial targets and subject to the terms of the plan. For FY24, this amount shall be prorated in accordance with your partial year of service.
Equity Grant: Mitek will request that the Board of Directors confirm approval of your participation in the Mitek Systems, Inc. Amended and Restated 2020 Incentive Plan (the “Plan”). This grant will include a Restricted Stock Unit (RSU) grant valued at $1,500,000. $750,000 of the value of this grant will be in the form of time-based restricted stock units (vesting over 4 years, 25% annually) and $750,000 of the value of this grant will be in the form of performance-based restricted stock units (vesting over 3 years, 1/3 annually in accordance with achieving at-target performance criteria). The number of shares issuable pursuant to the grant will be determined utilizing the closing market price of Mitek stock (MITK) as of the grant date approved by the Board (expected to be your date of hire or the first trading day following your day of hire on which the market is open). Vesting of this grant will commence as of your date of hire and will follow Mitek’s standard vesting schedules along with all other provisions contained within the Plan. You will be provided with full grant agreement and details of the Plan following approval of the grant.
Benefits: As an employee of the Company, you will be eligible to participate in our employee benefits package. Mitek is committed to maintaining a competitive position in the employment marketplace and endeavors to ensure an attractive and comprehensive benefits program. We are pleased to make available to you our standard employee benefits package which is effective upon commencement of your employment with us. Full program details can be found in our benefits overview and enrollment in all benefits will be provided to you during your onboarding.

MITEK         Exhibit 10.30
Separation & Change of Control Agreement: Conditional upon your commencement of employment with us, the Company will provide you with an Executive Severance and Change in Control Agreement (“CIC”) that will compensate you for 12 months of base salary and 12 months of COBRA payments for medical insurance in the event of your termination by the company other than for cause. In addition, your agreement will provide for additional equity vesting in the event of termination following a change in control. The details of this can be found in the Executive Employment Agreement provided. Employment: As a condition of your employment with the Company, you agree to observe and comply with all reasonable and lawful rules, regulations, policies and procedures established by the Company from time to time and all applicable laws, rules and regulations imposed by any governmental regulatory authority from time to time. Without limiting the foregoing, you agree that during your employment with the Company, you will devote your full business time, attention, skill and best efforts to the performance of your employment duties and you are not to engage in any other business or occupation. As a condition of your employment, you will be required to execute and be bound by the Company's Invention Assignment and Proprietary Agreement.
It is understood that this offer of employment, its acceptance, or the maintenance of Company policies, procedures, and benefits do not create a contract of employment for a specified term or guarantee of specific benefits. Thus, employment at the Company is not for a specific term and can be terminated by you or by the Company at any time for any reason, with or without cause.
This letter supersedes any prior or contrary representations that may have been made by the Company and upon acceptance of this offer, the terms described in this letter along with all provisions contained within the Executive Employment Agreement shall be the terms of your employment. Please be advised that the at-will status of your employment may not be modified except by a written agreement between you and the Company and signed by the CEO.
Your employment is subject to completion of the Company’s reference and background check and to your submission of an I-9 form and satisfactorily documentation with respect to your identification and right to work in the United States.
We would appreciate your acceptance of this offer which remains valid through Monday, December 18, 2023. Please indicate your acceptance by signing and dating this letter where indicated below and return it to me at mcarnecchia@miteksystems.com with a cc: to Judy Ohrn Hicks at jhicks@miteksystems.com . Should you have any questions, please feel free to contact me directly.
We look forward to the potential of you joining the Mitek team and the start of what we are confident will represent a meaningful and rewarding journey with us.

Accepted:
/s/ David Lyle
Signature
Date: December 18, 2023